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EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (No. 333-41275 and No. 33-32367) and to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-65479, No. 333-42899, No. 333-14577 and
No. 33-40559) of our report dated April 28, 1999 appearing on page 35 of the Annual Report to Shareholders of Precision Castparts Corp., which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in Item 14(a)2 of this Form 10-K.





/s/ PRICEWATERHOUSECOOPERS LLP
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PRICEWATERHOUSECOOPERS LLP
Portland, Oregon
June 28, 1999